OMB APPROVAL
OMB Number: 3235-0060 Expires: April 30, 2009 Estimated average burden hours per response 5.0
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 19, 2009

AROTECH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23336	95-4302784
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1229 Oak Valley Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(800) 281-0356

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873 (02/08)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Item 3.02	Unregistered Sales of Equity Securities.

See description of transactions under Item 5.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)         On April 19, 2009, Arotech Corporation (the “Registrant”) agreed with its Chairman and Chief Executive Officer, Mr. Robert S. Ehrlich, to modify Mr. Ehrlich’s Amended and Restated Employment Agreement. Under the terms of Mr. Ehrlich’s employment agreement, the Registrant was obligated to pre-fund Mr. Ehrlich’s severance agreement into a trust, in cash. The Registrant is not currently in compliance with this obligation. By agreement with Mr. Ehrlich, the Registrant will fund $240,000 of Mr. Ehrlich’s severance package in shares of the Registrant’s stock rather than in cash, to be held in a trust until such time as Mr. Ehrlich shall be entitled to payment of his severance package pursuant to the terms of his employment agreement.

Based on the closing price of the Registrant’s stock ($0.73) on the Nasdaq Stock Market on April 17, 2009 (the date on which the Registrant’s Board of Directors and Mr. Ehrlich agreed to this arrangement), it was agreed that a total of 328,767 shares would be issued and given over to the trust, to remain there until such time as Mr. Ehrlich shall be entitled to his severance package pursuant to the terms of his employment agreement. The economic risk of gain or loss on these shares is to be borne by Mr. Ehrlich. Should Mr. Ehrlich leave the Registrant’s employ under circumstances in which he is not entitled to his severance package (primarily, termination for Cause as defined in his employment agreement), these shares would be returned to the Registrant for cancelation.

The foregoing description is modified in its entirety by reference to the terms of the letter agreement dated April 19, 2009 between Mr. Ehrlich and the Registrant, a copy of which is filed as Exhibit 10.1 hereto.

(b)         On April 19, 2009, Arotech Corporation (the “Registrant”) agreed with its President and Chief Operating Officer, Mr. Steven Esses, to modify Mr. Esses’s Amended and Restated Employment Agreement. Under the terms of Mr. Esses’s employment agreement, the Registrant was obligated to pre-fund Mr. Esses’s severance agreement into a trust, in cash. The Registrant is not currently in compliance with this obligation. By agreement with Mr. Esses, the Registrant will fund $200,000 of Mr. Esses’s severance package in shares of the Registrant’s stock rather than in cash, to be held in a trust until such time as Mr. Esses shall be entitled to payment of his severance package pursuant to the terms of his employment agreement.

Based on the closing price of the Registrant’s stock ($0.73) on the Nasdaq Stock Market on April 17, 2009 (the date on which the Registrant’s Board of Directors and Mr. Esses agreed to this arrangement), it was agreed that a total of 273,973 shares would be issued and given over to the trust, to remain there until such time as Mr. Esses shall be entitled to his severance package pursuant to the terms of his employment agreement. The economic risk of gain or loss on these shares is to be borne by Mr. Esses. Should Mr. Esses leave the Registrant’s employ under circumstances in which he is not entitled to his severance package (primarily, termination for Cause as defined in his employment agreement), these shares would be returned to the Registrant for cancelation.

The foregoing description is modified in its entirety by reference to the terms of the letter agreement dated April 19, 2009 between Mr. Esses and the Registrant, a copy of which is filed as Exhibit 10.2 hereto.

Item 9.01	Financial Statements and Exhibits.

As described above, the following Exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit Number	Description
10.1	Amendment letter dated April 19, 2009 between the Registrant, Electric Fuel Ltd. and Robert S. Ehrlich
10.2	Amendment letter dated April 19, 2009 between the Registrant, Electric Fuel Ltd. and Steven Esses

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 20, 2009	AROTECH CORPORATION
(Registrant)
/s/ Robert S. Ehrlich
	Name:	Robert S. Ehrlich
	Title:	Chairman and CEO